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                     February 23, 2024

       Marvin Tien
       Chief Executive Officer
       Corner Growth Acquisition Corp. 2
       251 Lytton Avenue, Suite 200
       Palo Alto, CA 94301

                                                        Re: Corner Growth
Acquisition Corp. 2
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 15,
2024
                                                            File No. 001-40510

       Dear Marvin Tien:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Nanette C. Heide